Exhibit 10.1

EXECUTION COPY

SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement (the “Agreement”) is dated as of this 9th day of November, 2012, by and between Great Wolf Resorts, Inc. (together with its successors and assigns, the “Company”) and James Calder (the “Executive”).

WHEREAS, the Executive and the Company (each, a “Party” and together, the “Parties”) are parties to an Employment Agreement dated as of December 13, 2004 (the “Employment Agreement”), pursuant to which the Executive serves as the Corporate Secretary and Chief Financial Officer of the Company; and

WHEREAS, the Parties wish to set forth their respective rights and obligations in connection with the termination of the Executive’s employment with the Company.

NOW, THEREFORE, in consideration of the premises and agreements contained herein, the parties agree as follows:

1. Employment Agreement. Except as specifically modified by this Agreement, the Employment Agreement shall remain in full force and effect in accordance with its terms until the Termination Date (as defined below); provided, that Section 4.2(f)(2) of the Employment Agreement shall cease to apply as of the date hereof. Notwithstanding anything herein to the contrary, Executive acknowledges and agrees that the Company may appoint a new Corporate Secretary and/or Chief Financial Officer prior to the Termination Date and that Executive may be required to assist such person during a period of transition. Capitalized terms used but not defined in this Agreement shall have the meanings ascribed to such terms in the Employment Agreement.

2. Termination of Employment. The Company and the Executive acknowledge and agree that the Executive’s employment with the Company shall terminate on the earlier of (a) the date the Company terminates the Executive’s employment for any reason by written notice to the Executive in accordance with Section 15(d) below and (b) March 31, 2013 (such applicable date, the “Termination Date”). In addition, upon request by the Company, Executive shall resign from any other other position he holds with the Company and its affiliates, including, without limitation, as a director or officer of K-9 Holdings, Inc. or any subsidiary of the Company.

3. Consideration. In the event of the termination of the Executive’s employment in accordance with this Agreement, in exchange for the Executive’s re-execution (and non-revocation) of this Agreement within thirty (30) days following the Termination Date, subject to the occurrence of the Effective Date (as defined below), the Company shall:

(a) pay to the Executive an amount equal to $1,518,340, such amount to be paid in a cash lump sum within thirty (30) days following the Termination Date;

(b) pay to the Executive an amount equal to $26,158, such amount to be paid in a cash lump sum within thirty (30) days following the Termination Date;

(c) remit to the Internal Revenue Service, on behalf of the Executive, an amount equal to the Gross Up Payment (in one or more than one payment in accordance with Section 4.2(g) of the Employment Agreement, which section is incorporated into this Agreement by reference and shall be treated as if fully set forth herein), such amount to be remitted in a cash lump sum within thirty (30) days following the Termination Date; and

(d) pay to the Executive an annual bonus in respect of fiscal year 2012, which annual bonus shall be calculated and determined in a manner that is no less favorable to the Executive than to other senior executives generally, and shall be paid in a cash lump sum at the same time that other senior executives of the Company receive annual bonuses in respect of fiscal year 2012, but in no event earlier than January 1, 2013 and in no event later than March 15, 2013, subject to the Executive’s continued employment with the Company on the payment date; provided, that in the event that the Company terminates the Executive’s employment without Cause (as defined in the Employment Agreement) prior to such payment date, the Executive shall be entitled to receive such annual bonus at the time described above.

(e) All payments described in this Section 3 are subject to applicable withholdings and normal deductions for income and employment taxes and will be made no later than the time required by applicable law. The Executive agrees that the payments or benefits specified in this Section 3 constitute any and all payments or benefits which may be due to the Executive up to or as of the end of the Executive’s employment with the Company, or related to the Executive’s employment with and separation from the Company, and that the Executive shall bring no further claims for compensation of any kind.

4. Full Release. The Executive, for himself, his heirs, executors, administrators, successors and assigns (hereinafter collectively referred to as the “Releasors”), hereby fully releases and discharges the Company and K-9 Holdings, Inc. (which is a third-party beneficiary of this Agreement), and all of their respective parents, subsidiaries, affiliates, insurers, successors and assigns (together, the “Releasees”), and the Releasees’ respective past and present owners, officers, directors, stockholders, partners, members, insurers, attorneys, employees, related parties and agents (all such persons, firms, corporations and entities being deemed beneficiaries hereof and are referred to herein as the “Related Parties”) from any and all actions, causes of action, claims, obligations, costs, losses, liabilities, damages and demands of whatsoever character (the “Claims”), whether or not known, suspected or claimed, which the Releasors have, from the beginning of time through the date of this Agreement, against the Related Parties arising out of or in any way related to the Executive’s employment or termination of employment, but excluding any Claim for unemployment compensation; provided, however, that this Agreement shall not release any rights or entitlements of the Executive that arise under or are preserved by this Agreement.

5. Waiver of Rights Under All Applicable Statutes And Common Law. The Executive understands that, with respect to the matters released herein, this Agreement waives all Claims and rights the Executive may have under certain applicable federal, state and local statutory and regulatory laws, as each may be amended from time to time, including but not limited to, the Age Discrimination in Employment Act (including the Older Workers Benefit Protection Act) (“ADEA”), Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991, the Executive Retirement Income Security Act of 1974; the Equal Pay Act; the Rehabilitation Act of 1973; the Americans with Disabilities Act; the Americans with Disabilities Amendment Act; the Worker Adjustment and Retraining Notification Act; the federal and Wisconsin Family and Medical Leave Act; the Fair Labor Standards Act; the Wisconsin Fair Employment Law and all other statutes, regulations, common law, and other laws in any and all jurisdictions (including, but not limited to, the State of Wisconsin).

6. Surviving Provisions. Notwithstanding the termination of the Executive’s employment, the Executive and the Company acknowledge and agree that Section 4.2(g) of the Employment Agreement (in accordance with Section 3(c) of this Agreement) and Sections 5 and 6.9 of the Employment Agreement shall survive the termination of the Executive’s employment and shall remain in effect in accordance with their terms.

7. Informed and Voluntary Signature. The Executive hereby acknowledges that he has carefully read this Agreement and has had the opportunity to thoroughly discuss the terms of this Agreement with legal counsel of his choosing. The Executive hereby acknowledges that he fully understands the terms of this Agreement and its final and binding effect and that he affixes his signature hereto voluntarily and of his own free will.

8. Waiver of Rights Under the Age Discrimination in Employment Act. Executive understands that this Agreement, and the release contained herein, waives all of his or her claims and rights under the ADEA (including the Older Workers Benefit Protection Act). The waiver of the Executive’s rights under the ADEA does not extend to claims or rights that might arise after the date this Agreement is executed. All or part of the consideration to be paid to the Executive are in addition to any sums to which the Executive would be entitled without signing this Agreement. The Executive acknowledges that he or she has been given up to twenty-one (21) days to consider the terms of this Agreement. The Executive has been advised to consult with an attorney prior to executing this Agreement and has been given a full and fair opportunity to do so. Executive acknowledges that he or she has carefully read this Agreement, fully understands this agreement, and is entering into this Agreement knowingly and voluntarily. For a period of seven (7) days following execution of this Agreement (including execution by the Executive on or following the Termination Date), the Executive may revoke the terms of this Agreement by a written document received by the Company no later than 11:59 p.m. of the seventh (7th) day following the Executive’s execution of this Agreement. This Agreement will not be effective until said revocation period has expired without a revocation by the Executive on the eighth (8th) day following its execution (including execution by the Executive on or following the Termination Date) (the “Effective Date”). Upon revocation of this Agreement, the Company will have no obligation to make payments of any kind hereunder, other than amounts due to the Executive as a matter of law, and this Agreement will be void ab initio.

9. Executive Covenants.

(a) The Executive represents that the Executive has not filed, initiated, or prosecuted (or caused to be filed, initiated, or prosecuted) any lawsuit, complaint, charge, action, compliance review, investigation, or proceeding with respect to any Claim this Release purports to waive.

(b) Promptly following the Termination Date, the Executive shall deliver to the Company (i) all property of the Company and any of its affiliates then in the Executive’s possession; and (ii) all documents and data of any nature and in whatever medium of the Company and any of its affiliates, and the Executive shall not take with the Executive any such property, documents or data or any reproduction thereof, or any documents containing or pertaining to any confidential information.

(c) The Executive agrees to not make any statement(s) that cast the Company or any of its officers, directors, employees, affiliates or any of the Released Parties in a negative light or that are false, misleading, disparaging, or that are intended to cast the spoken of party in a negative light, except to the extent required by law, and then only after consultation with the Company to the extent possible, or to enforce the terms of this Agreement.

10. Covenant Not To Sue. The Executive represents and warrants that he or she has not filed any Claim against the Company or Related Parties. Except for an action brought to enforce this Agreement or challenge the validity of the ADEA waiver, the Executive agrees to refrain from filing or otherwise initiating any Claim against the Company or Related Parties over matters released or waived herein, and agrees that he or she will refrain from participating in any Claim initiated or pursued by any individual, group of individuals, partnership, corporation or other entity against the Company and/or the Related Parties over matters released or waived herein, except as required by law. Notwithstanding the foregoing, nothing in this Agreement shall interfere with the Executive’s right to file a charge with or participate in an investigation or proceeding by the Equal Employment Opportunity Commission or other federal or state regulatory or law enforcement agency. However, the consideration provided to the Executive under this Agreement shall be the sole relief provided for the released Claims. The Executive will not be entitled to recover and the Executive agrees to waive any monetary benefits or other recovery in connection with any such charge or proceeding, without regard to who has brought such charge or proceeding.

11. Confidentiality. Each of the Company and the Executive understands and acknowledges that this Agreement is a confidential document as are all of its terms and conditions. Each of the Company and the Executive shall maintain strictly the confidentiality of and shall not disclose the Agreement and/or its terms to any person other than the Company and its affiliates and their respective officers, directors and advisors and the Executive’s spouse, attorney(s), and tax advisor(s), unless compelled to do so by court order or other legal process; provided, that this prohibition shall not apply with respect to the Company’s public disclosure obligation in accordance with applicable law and regulations. Any disclosure other than those authorized herein, shall constitute a breach of this Agreement.

12. Litigation And Regulatory Cooperation. The Executive shall reasonably cooperate with the Company and/or Related Parties in the defense or prosecution of any claims or actions now in existence or that may be brought in the future against or on behalf of the Company and/or Related Parties that relate to events or occurrences that transpired while the Executive was employed by the Company. The Executive’s cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. The Executive also shall cooperate fully with the Company in connection with any investigation or review by any federal, state, or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Company. The Company shall reimburse the Executive for any reasonable travel-related expenses (including transportation, lodging and meals) incurred with any cooperation pursuant to this Section.

13. No Admission of Liability. This Agreement shall not in any way be considered or construed as an admission by the Company or the Executive of any improper actions or liability whatsoever as to each other or any other person, and the Company and the Executive specifically disclaim any liability to or improper actions against each other or any other person, on the part of themselves and their agents and affiliates.

14. Effect of Breach. In the event of a material breach by the Executive of any of the material terms or conditions of this Agreement or the Employment Agreement, which is not cured (to the extent curable) within ten (10) business days after written notice of such breach from the Company, the Executive shall forfeit the right to receive the payments and benefits described in Section 3 hereof and upon such breach, the Executive shall repay to the Company all amounts paid to the Executive hereunder, including the value of any benefits provided to the Executive, to the maximum extent permitted by law.

15. Miscellaneous.

(a) This Agreement shall be governed in all respects by the laws of the State of Wisconsin without regard to the principles of conflict of law.

(b) In the event that any one or more of the provisions of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby. Moreover, if any one or more of the provisions contained in this Agreement is held to be excessively broad as to duration, scope, activity or subject, such provisions will be construed by limiting and reducing them so as to be enforceable to the maximum extent compatible with applicable law.

(c) Notwithstanding anything herein to the contrary, this Agreement is intended to be interpreted and applied so that the payment of the benefits set forth herein shall either be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) or shall comply with the requirements of such provision. Notwithstanding anything herein to the contrary, if the Executive is a “specified employee” (within the meaning of Section 409A of the Code (“Section 409A”)), any payments or arrangements due on or after the Termination Date under any arrangement that constitutes a “deferral of compensation” (within the meaning of Section 409A) and which do not otherwise qualify under the exemptions under Treas. Regs. Section 1.409A, shall be delayed and paid or provided on the earlier of (i) the date which is six months after the Executive’s “separation from service” (as such term is defined in Section 409A) for any reason other than death, and (ii) the date of his death. After the Termination Date, the Executive shall have no duties or responsibilities that are inconsistent with having a “separation from service” as of such date. Any amounts otherwise payable to the Executive on or after the Termination Date that are not so paid by reason of this Section shall be paid as soon as practicable after, and in any event within thirty (30) days after, the date that is six months after the Executive’s separation from service (or, if earlier, the date of his death). Each payment under this Agreement or otherwise shall be treated as a separate payment for purposes of Section 409A.

(d) Any notice or other communication required or permitted to be delivered under this Agreement shall be (i) in writing; (ii) delivered personally, by facsimile, by electronic mail, by courier service or by certified or registered mail, first class postage prepaid and return receipt requested; (iii) deemed to have been received on the date of delivery or, if so mailed, on the third business day after the mailing thereof; and (iv) addressed to the party as set forth below (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof).

If to Executive:	To Executive’s home address most recently on file with the Company.
With a copy to:	Morrison Cohen LLP
909 Third Avenue
New York, New York 10022
Attention: Jeff Laska
Fax: 917-522-3166
If to the Company:	Great Wolf Resorts, Inc.
525 Junction Road, Suite 6000 South
Madison, WI 53717
Attention: General Counsel
With a copy to:	Apollo Management VII, L.P.
9 West 57th Street
New York, NY 10019
Attention: Scott Ross
Telephone: 212-515-3200
Facsimile: 212-515-3263
With a copy to:	Akin Gump Strauss Hauer & Feld LLP
One Bryant Park
New York, NY 10036
Facsimile: (212) 872-1002
Attention: Adam Weinstein, Esq.

or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

(e) This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures delivered by facsimile and/or portable document format (“.pdf”) shall be deemed effective for all purposes.

(f) The paragraph headings used in this Agreement are included solely for convenience and shall not affect or be used in connection with the interpretation of this Agreement.

(g) This Agreement and the Employment Agreement represent the entire agreement between the parties and supersede all prior agreements and understandings between the Parties with respect to the subject matter hereto and may not be amended except in a writing signed by the Company and the Executive. Any and all prior or contemporaneous agreements or understandings that are not embodied or incorporated by reference in this Agreement or the Employment Agreement, whether oral or written, are of no force or effect. Notwithstanding the foregoing, the Company and the Executive acknowledge and agree that upon the Executive’s re-execution of this Agreement, on or after the Termination Date, except as expressly set forth herein, the Employment Agreement shall terminate and be of no further force or effect.

(h) This Agreement shall be binding on the executors, heirs, administrators, successors and assigns of the Executive and the Company and the successors and assigns of the Related Parties and the Releasors and shall inure to the benefit of the respective executors, heirs, administrators, successors and assigns of the Related Parties and the Releasors.

[Signature page follows]

EXECUTION COPY

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

GREAT WOLF RESORTS, INC.

By:	/s/ Kim Schaefer
Name:	Kim Schaefer
Title:	CEO

EXECUTIVE

/s/ James Calder
James Calder

Acknowledged and agreed to by Executive as of the Termination Date.

EXECUTIVE

James Calder